UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NCI, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NCI, Inc.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

May 1, 2017

Dear Fellow Stockholder:

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders to be held on Wednesday, June 15, 2017 at 10:00 a.m., local time, at NCI’s principal executive office located at 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190.

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement, and form of proxy. We encourage you to read these materials, so you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

Paul A. Dillahay
Chief Executive Officer and President

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2017

You are invited to attend the NCI, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 15, 2017 at 10:00 a.m., local time, at NCI’s principal executive office located at 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190.

The matters proposed for consideration at the meeting are:

1.	To elect the seven director nominees named in the proxy statement accompanying this notice as directors of the Company, each to serve for a term of one year or until their respective successors shall have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of NCI, Inc. for the year ending December 31, 2017.

3.	To hold an advisory (non-binding) vote on the compensation paid to our named executive officers as presented in the proxy statement accompanying this notice.

4.	To hold an advisory (non-binding) vote on the frequency of the advisory stockholder vote on the compensation paid to our named executive officers.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our Board of Directors has set April 27, 2017 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be made available for examination by our stockholders, for any purpose germane to the Annual Meeting, during the 10 days before the Annual Meeting during ordinary business hours at the principal executive office of the Company at the previously indicated address. We will also produce the stockholder list at the Annual Meeting, and you may inspect it at any time during the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the Annual Meeting, your vote is important. To ensure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure all your shares are voted. The accompanying proxy statement and form of proxy are first being sent or given to our stockholders on or about May 5, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 15, 2017

The proxy statement and our 2016 Annual Report on Form 10-K are also available at

http://materials.proxyvote.com/62886K.

By Order of the Board of Directors,

Reston, Virginia	Michele R. Cappello General Counsel and Corporate Secretary
May 1, 2017

IT IS IMPORTANT THAT YOU COMPLETE AND RETURN

THE ENCLOSED PROXY CARD PROMPTLY

Page

General Information	4

Beneficial Ownership	8

Equity Compensation Plan Information	11

Proposal No. 1 Election of Directors	12

Executive Officers	19

Report of the Audit Committee of the Board of Directors	20

Compensation Discussion and Analysis	21

Director Compensation	36

Report of the Compensation Committee of the Board of Directors	38

Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	39

Proposal No. 3 Advisory (non-binding) Vote on the Compensation Paid to our Named Executive Officers	41

Proposal No. 4 Advisory (non-binding) Vote on the Frequency of Holding the Advisory Stockholder Vote on the Compensation Paid to our Named Executive Officers	42

Certain Relationships and Related Transactions	43

Deadline for Stockholder Proposals	44

Additional Information	45

Section 16(A) Beneficial Ownership Reporting Compliance	46

NCI, INC.

11730 Plaza America Drive, Suite 700

Reston, Virginia 20190

PROXY STATEMENT FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of NCI, Inc. (the “Board”) solicits the accompanying proxy to be voted at the 2017 Annual Meeting of Stockholders (the “Annual Meeting’) to be held on Wednesday, June 15, 2017 at 10:00 a.m., local time, at NCI’s principal executive office located at 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, and at any adjournments or postponements thereof. In this proxy statement, unless the context requires otherwise, when we refer to “we,” “us,” “our,” “the Company” or “NCI,” we are describing NCI, Inc.

This proxy statement, the accompanying Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being sent or given to our stockholders on or about May 5, 2017. This proxy statement and our 2016 Annual Report on Form 10-K are also available at http://materials.proxyvote.com/62886K.

PURPOSES OF THE MEETING

At the Annual Meeting, we will ask you to consider and act upon the following matters:

1.	To elect the seven director nominees named in the proxy statement accompanying this notice as directors of the Company, each to serve for a term of one year or until their respective successors shall have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of NCI, Inc. for the year ending December 31, 2017.

3.	To hold an advisory (non-binding) vote on the compensation paid to our named executive officers as presented in this proxy statement.

4.	To hold an advisory (non-binding) vote on the frequency of holding the advisory stockholder vote on the compensation paid to our named executive officers.

5	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

GENERAL INFORMATION

Record Date and Stockholders Entitled to Vote

Record Date. Our Board has fixed the close of business on April 27, 2017 as the record date (the “Record Date”) for purposes of determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting.

Our Common Stock. We have two classes of outstanding stock: Class A Common Stock and Class B Common Stock. As of April 27, 2017 a total of 13,551,817 shares were outstanding: 9,051,817 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock they hold on the Record Date. Holders of Class B Common Stock are entitled to 10 votes for each share of Class B Common Stock they hold on the Record Date.

Stockholder List. We will make a complete list of stockholders eligible to vote at the Annual Meeting available for examination during the 10 days before the Annual Meeting. During such time, you may visit us at our principal executive office at the previously indicated address during ordinary business hours to examine the stockholder list for any purpose germane to the Annual Meeting.

Quorum and Voting Requirements

Quorum. The holders of a majority in voting power of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with Delaware law, we will count abstentions and broker non-votes for the purpose of establishing a quorum.

Vote Required — Proposal No. 1 — Election of Directors. If a quorum is present, the election of directors will be decided by a plurality of the votes cast. Accordingly, the seven nominees for director who receive the highest number of “For” votes at the Annual Meeting, either in person or by proxy, will be elected.

Vote Required — Proposal No. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. If a quorum is present, the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017 will be voted on and will require at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

Vote Required — Proposal No. 3 — Advisory (non-binding) Vote on the Compensation Paid to our Named Executive Officers. If a quorum is present, the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers as presented in this proxy statement will be held and will require the approval by a majority of the voting power of the outstanding shares of common stock present, either in person or by proxy. While the Board intends to carefully consider the stockholder’s vote resulting from the advisory vote on the compensation paid to our named executive officers, the vote will not be binding on us, as it is advisory in nature.

Vote Required — Proposal No. 4 — Advisory (non-binding) Vote on the Frequency of Holding the Advisory Stockholder Vote on the Compensation Paid to our Named Executive Officers. If a quorum is present, the approval, on an advisory (non-binding) basis, of the frequency of the advisory stockholder vote on the compensation paid to our named executive officers will be held and will require the approval by a majority of the voting power of the outstanding shares of common stock present, either in person or by proxy. While the Board intends to carefully consider the stockholder’s vote resulting from the advisory vote on the frequency of the advisory stockholder vote on the compensation paid to our named executive officers, the vote will not be binding on us, as it is advisory in nature.

How to Vote Your Shares and the Effect of Withhold Authority Votes, Abstentions and Broker Non-Votes

How to Vote Your Shares. Your shares cannot be voted at the Annual Meeting unless you are present either in person or by proxy. If you vote by mail and return a completed, signed, and dated proxy card, your shares will be voted in accordance with your instructions. You may specify your choices by marking the appropriate box and following the other instructions on the proxy card. With respect to Proposal No. 1—Election of Directors, you may (i) vote “For” all the nominees or (ii) “Withhold Authority” with respect to some or all nominees. With respect to Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm, you may (i) vote “For” the proposal, (ii) vote “Against” the proposal, or (iii) “Abstain” from voting on the proposal. With respect to Proposal No. 3—Advisory (non-binding) Vote on the Compensation Paid to our Named Executive Officers, you may (i) vote “For” the proposal, (ii) vote “Against” the proposal, or (iii) “Abstain” from voting on the proposal. With respect to Proposal No. 4—Advisory (non-binding) Vote on the Frequency of Holding the Advisory Stockholder Vote on the Compensation Paid to our Named Executive Officers, you may (i) vote to hold the advisory vote every “1 year”, (ii) vote to hold the advisory vote every “2 years”, (iii) vote to hold the advisory vote every “3 years”, or (iv) “Abstain” from voting on the proposal. If you vote by mail and you return a proxy card that is unsigned, then your vote cannot be counted. If the returned proxy card is signed and dated, but you do not specify voting instructions, your shares will be voted in accordance with the Board’s recommendations.

Withhold Authority Votes. Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on Proposal No. 1—Election of Directors because, under plurality voting rules, the seven nominees for director who receive the highest number of “For” votes will be elected.

Broker Non-Votes. Under rules that govern brokers, banks and other agents that are record holders of company stock held in brokerage accounts for their clients who beneficially own the shares, such record holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”), but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Accordingly, a broker may submit a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote on non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

As a result of a change in the rules related to discretionary voting and broker non-votes, brokers, banks and other agents are no longer permitted to vote the uninstructed shares of their clients on a discretionary basis in the election of directors. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting with respect to “non-discretionary” matters, they will have no effect on the outcome of the vote on Proposal No. 1—Election of Directors. Proposal No. 3—Advisory (non-binding) Vote on the Compensation Paid to our Named Executive Officers and Proposal No. 4—Advisory (non-binding) Vote on the Frequency of Holding the Advisory Stockholder Vote on the Compensation Paid to our Named Executive Officers are considered “non-discretionary” matters on which your broker, bank or other agent will not be able to vote on your behalf if it does not receive instructions from you. Therefore, there may be broker non-votes on Proposals Nos. 1, 3, and 4. If you hold your shares in street name and you do not instruct your broker, bank or other agent how to vote your shares on Proposal Nos. 1, 3 and 4, no votes will be cast on your behalf on these proposals. Therefore, it is important that you indicate your vote on these proposals if you want your vote to be counted. Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine or “discretionary” matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you and, therefore, no broker non-votes are expected to exist in connection with Proposal No. 2.

Abstentions. Under Delaware law (under which NCI is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting. Therefore, abstentions will have the same effect as a vote “against” Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm, Proposal No. 3—Advisory (non-binding) Vote on the Compensation Paid to our Named Executive Officers, and Proposal No. 4—Advisory (non-binding) Vote on the Frequency of Holding the Advisory Stockholder Vote on the Compensation Paid to our Named Executive Officers. However, abstentions will have no effect on Proposal No. 1—Election of Directors because under the plurality voting rules, the seven director nominees receiving the highest number of “For” votes will be elected.

Other Matters

Other Business at the Meeting. We are not aware of (and have not received any notice with respect to) any business to be transacted at the Annual Meeting other than as described in this proxy statement. If any other matters properly come before the Annual Meeting, Mr. Paul A. Dillahay, the named proxy, will vote the shares represented by proxies on such matters in accordance with his discretion and best judgment.

Ownership by Insiders. As of April 27, 2017, our directors and executive officers beneficially owned an aggregate of 5,272,451 shares of Class A Common Stock and Class B Common Stock (including shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that may be exercised within 60 days after April 27, 2017), which constitutes approximately 8.2% of our outstanding common stock and 84% of the voting control of common stock entitled to vote at the Annual Meeting.

Tabulation of Votes. Joelle Shreves, our Vice President of Marketing and Corporate Communications, has been appointed Inspector of Elections for the Annual Meeting. Ms. Shreves will separately tabulate the affirmative votes, negative votes, abstentions, and broker non-votes with respect to each of the proposals.

Announcement of Voting Results. We will announce preliminary voting results at the Annual Meeting and within four business days of the Annual Meeting in a current report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”). To the extent the final results are not known and disclosed within four business days of the Annual Meeting, we will disclose the final results in an amended current report on Form 8-K that we will file with the SEC within four business days after such final results are known.

Revoking Your Proxy. If you execute a proxy pursuant to this solicitation, you may revoke it at any time before its exercise by doing any one of the following:

•	Delivering written notice to our Corporate Secretary, Michele R. Cappello, at our principal executive office.

•	Executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive office.

•	Voting in person at the Annual Meeting.

To be effective, your notice or later-dated proxy must be received by our Corporate Secretary before the Annual Meeting, or the Inspector of Elections must receive it at the Annual Meeting before the vote. Please note, however, that your attendance at the Annual Meeting without further action on your part will not automatically revoke your proxy.

Solicitation. The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email, or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees, and fiduciaries forward our solicitation materials to beneficial owners of our common stock that is registered in their names. We will bear all costs associated with preparing, assembling, printing, and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

Householding of Proxy Materials. Some banks, brokers, and other agent record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or the Company’s Annual Report on Form 10-K may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you call or write the Company at the following address or phone number: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190,

phone: (703) 707-6900, Attention: Investor Relations. If you want to receive separate copies of the Company’s Annual Report on Form 10-K and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other agent record holder, or you may contact the Company at the preceding address and phone number.

Notice of Internet Availability

This proxy statement and our 2016 Annual Report on Form 10-K are available at http://materials.proxyvote.com/62886K.

BENEFICIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 27, 2017 for (i) each person or entity who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director and director nominee, (iii) each of the named executive officers as set forth in “Compensation Discussion and Analysis—Named Executive Officers” below and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power or investment power (or shares such power with his spouse) with respect to all shares of common stock listed as owned by such person or entity.

Unless otherwise indicated, the address of each person is c/o NCI, Inc., 11730 Plaza America Drive, Reston, Virginia 20190.

	Number of Shares Beneficially Owned (1)		Percentage of Class Owned (%)		Percentage of Total Voting Power
	Class A Common Stock	Class B Common Stock	Class A Common Stock	Class B Common Stock
Charles K. Narang	117,659	4,500,000	1.3%	100.0%	83.5%
Paul A. Dillahay (2)	87,920	—	1.0%	—	*
Lucas J. Narel (3)	262,731	—	2.8%	—	*
Michele R. Cappello (4)	153,477	—	1.7%	—	*
James P. Allen (5)	34,999	—	*	—	*
Paul V. Lombardi (6)	38,999	—	*	—	*
Cindy E. Moran (7)	3,668	—	*	—	*
Austin J. Yerks (8)	19,999	—	*	—	*
Daniel R. Young (6)(9)	52,999	—	*	—	*
Brian J. Clark (10)	82,962	—	*	—	*
Marco de Vito (11)	24,694	—	*	—	*
All executive officers and directors as a group (9 persons)	772,451	4,500,000	8.2%	100.0	84.0%
Narang Family Trust and affiliates (12)	1,412,100	—	15.6%	—	2.6%
FMR LLC (13)	799,600	—	8.8%	—	1.5%
Heartland Advisors, Inc. (14)	573,297	—	6.3%	—	1.1%
BlackRock, Inc. (15)	464,158	—	5.1%	—	*

*	Less than 1%.
(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power and/or investment power, and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 27, 2017 through the exercise of any stock option, warrant, or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.
(2)	Includes 66,667 unvested shares of restricted stock as to which Mr. Dillahay has sole voting power.
(3)	Includes 200,000 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 27, 2017. Includes 40,000 unvested shares of restricted stock as to which Mr. Narel has sole voting power.
(4)	Includes 110,000 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 27, 2017. Includes 40,000 unvested shares of restricted stock as to which Ms. Cappello has sole voting power.

(5)	Includes 11,667 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 27, 2017.
(6)	Includes 34,999 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 27, 2017.
(7)	Includes 3,333 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 27, 2017.
(8)	Includes 19,999 shares of Class A Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 27, 2017.
(9)	Includes 13,000 shares held in a margin account.
(10)	In a Form 4 filed on September 30, 2016, Mr. Clark reported beneficial ownership of 162,962 shares of our Class A Common Stock. Mr. Clark resigned as our President and Chief Executive Officer effective as of October 31, 2016, and as a result, 80,000 shares of his unvested restricted stock were cancelled, causing Mr. Clark’s beneficial ownership to decline to 82,962 shares. The Company believes, but has not been able to confirm, that Mr. Clark’s beneficial ownership as of April 27, 2017 is equal to 82,962 shares of our Class A Common Stock.
(11)	In a Form 4 filed on October 6, 2015, Mr. de Vito reported beneficial ownership of 64,694 shares of our Class A Common Stock. Mr. de Vito resigned as our Chief Operating Officer effective as of January 6, 2017, and as a result, 40,000 shares of his unvested restricted stock were cancelled, causing Mr. de Vito’s beneficial ownership to decline to 24,694 shares. The Company believes, but has not been able to confirm, that Mr. de Vito’s beneficial ownership as of April 27, 2017 was equal to 24,694 shares of our Class A Common Stock.
(12)	Information based on recent transactions and a Schedule 13G/A dated March 29, 2012 and filed with the SEC. Includes 912,100 shares of Class A Common Stock owned by the Narang Family Limited Partnership (“NFLP”). The general partner of NFLP is Narang Holdings LLC (“NHLLC”), the manager of which is Dinesh Bhugra. NHLLC and Mr. Bhugra have the power to direct the vote and to direct the disposition of investments owned by NFLP, including the Class A Common Stock, and thus may also be deemed to beneficially own the Class A Common Stock. Narang Family Trust (“NFT”) is the sole owner of NHLLC and, as such, NFT and its business trustee, Thomas C. Gaspard, have the power to remove Mr. Bhugra as manager and appoint any new manager of NHLLC, and thus may also be deemed to beneficially own the Class A Common Stock. The address of each of NFT, NHLLC and NFLP is c/o GenSpring Family Offices, 4445 Willard Avenue, Suite 1010, Chevy Chase, MD 20815. The address of Mr. Bhugra is 37 Baytree Road London SW25RR, United Kingdom. The address of Mr. Gaspard is 10305 Cutters Lane, Potomac, Maryland 20854. Mr. Narang does not have any beneficial ownership interest in these shares. Narang Holdings II, LLC (“NHII”) is the record holder of 500,000 shares of Class A Common Stock. NHII is managed by Mr. Bhugra, who has the power to direct the vote and to direct the disposition of investments owned by NHII, including the shares of the Class A Common Stock, and thus may also be deemed to beneficially own the 500,000 shares of Class A Common Stock owned by NHII. On February 16, 2012, 49.5% of the membership interests in NHII were transferred to each of the Rajiv Narang 2007 Irrevocable Trust u/t/a dated November 9, 2007 and the Sanjiv Narang 2007 Irrevocable Trust u/t/a dated November 9, 2007 (each, a “Trust”, and collectively, the “Trusts”). Individually, the Trusts do not hold the requisite percentage of the membership interests in NHII necessary to remove the manager or appoint any new manager of NHII, and thus neither Trust is deemed to be the beneficial owner of the shares of Class A Common Stock owned by NHII. However, Mr. Gaspard, as the Business Advisor of each Trust, controls the 99.5% of the membership interest in NHII held by the Trusts and has the power to remove the manager and appoint any new manager of NHII, and thus may be deemed to beneficially own the 500,000 shares of Class A Common Stock owned by NHII.

(13)	Information based solely on a Schedule 13G/A dated February 14, 2017, and filed with the SEC. FMR LLC (“FMR”) is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has the sole power to dispose of 799,600 shares of our Class A Common Stock. The address of FMR is 245 Summer Street, Boston, MA 02210.
(14)	Information based solely on a Schedule 13G/A dated February 2, 2017, and filed with the SEC. Heartland Advisors, Inc. is deemed to be the beneficial owner of the shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has the sole power to dispose of 573,297 shares of our Class A Common Stock. The address of FMR is 789 North Water Street, Milwaukee, WI 53202.
(15)	Information based solely on Schedule 13G dated January 30, 2017 and filed with the SEC. BlackRock, Inc. (“BlackRock”) is deemed to be the beneficial owner of shares of our Class A Common Stock in the accounts for which it serves as an investment advisor and has the sole power to dispose of 464,158 shares of our Class A Common Stock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information as of December 31, 2016 regarding shares of our Class A Common Stock authorized for issuance under our Amended and Restated 2005 Performance Incentive Plan (the “Performance Incentive Plan”), the Company’s only equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	1,284,500	$6.84	818,925
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	1,284,500	$6.84	818,925

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

During 2016, the Board held nine meetings. Our Board is currently composed of seven members. Each current member’s term expires at the Annual Meeting (subject to the election and qualification of his or her successor, or his or her earlier death, resignation, or removal).

Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has nominated each of the seven persons listed below to serve as a director until the 2018 Annual Meeting of Stockholders (or until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal). Each nominee has agreed to stand for election and serve if elected, and has consented to being named in this proxy statement.

Substitute Nominees

If, at the time of or before the Annual Meeting, any nominee is unable to be a candidate when the election occurs, or otherwise declines to serve, the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws (the “Bylaws”), the Board has the authority to fill any vacancies created by the resignation of a director, or to increase the number of directors as the Board determines to be in the best interest of the Company. Any nominee so elected or appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders.

Information Regarding the Nominees for Election as Directors

Each nominee for election, along with such nominee’s age, principal occupation, other affiliations, and business experience during the last five years, is set forth below.

Nominees for Election as Director

		Age	Director Since	Committees
1.	Charles K. Narang	75	1989	Chairman
2.	Paul A. Dillahay	51	2016
3.	James P. Allen	68	2004	Audit (Chair) and Compensation
4.	Paul V. Lombardi	75	2004	Compensation (Chair) and Audit
5.	Cindy E. Moran	59	2015	Nominating/Governance
6.	Austin J. Yerks	71	2013	Audit and Nominating/Governance
7.	Daniel R. Young	83	2005	Vice Chairman, Nominating/Governance (Chair) and Compensation

Charles K. Narang has served as the Company’s Chairman since he founded our predecessor and wholly owned subsidiary, NCI Information Systems, Inc., in 1989 and Mr. Narang also served as our Chief Executive Officer from 1989 until September 2015 when he resigned as Chief Executive Officer. Mr. Narang has more than 32 years of experience in corporate management and the analysis of large financial and information management systems for the Federal Government and Fortune 100 clients. Mr. Narang holds a Master in Industrial Engineering from the University of Minnesota, and a Master in Business Administration from the State University of New York at Buffalo.

Mr. Narang possesses particular knowledge and experience in providing information technology and professional services to the Federal Government that strengthen the Board’s collective qualifications, skills, and experience. His demonstrated capabilities in leading and guiding our Company through 27 years of growth provide the Board with a key understanding of the Company, its culture, its personnel, and its strengths and weaknesses. These capabilities combined with his prior business, financial, and managerial experience make him ideally qualified to lead NCI’s Board.

Paul A. Dillahay joined us in October 2016 as our President and Chief Executive Officer. Prior to joining NCI, Mr. Dillahay served as Executive Vice President of the Health and Litigation Solutions business group for CACI International Inc., where he also served as Executive Vice President of Corporate Development. Mr. Dillahay also previously served as the President and Chief Executive Officer of ASRC Federal from April 2013 to May 2014, having first joined ASRC Federal in 2011 as Chief Operating Officer. From June 2010 to June 2011, Mr. Dillahay served as President and Chief Operating Officer of US Investigation Services, LLC, and prior to that he spent seven years in senior leadership roles in operations and finance at Lockheed Martin. Finally, Mr. Dillahay worked at GE Capital from 1997 to 2003 in various senior finance positions. Mr. Dillahay holds a B.S. from Lock Haven University of Pennsylvania.

Mr. Dillahay possesses particular knowledge and experience in providing financial and operational leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Mr. Dillahay’s background and proven experience delivering sustainable top-line growth, operational excellence, and process improvement brings important capabilities to the Board, particularly in finance, capital markets, corporate development and compensation, which further strengthens the Board’s collective qualifications, skills, and experience.

James P. Allen has served on our Board since October 2004. Mr. Allen previously served as Executive Vice President and Chief Financial Officer of Global Defense Technology & Systems, Inc. (now known as Sotera Defense Solutions, Inc.), a provider of mission-critical systems and services to the national security agencies of the Federal Government, from May 2009 until September 2010. Previously, Mr. Allen served as the Senior Vice President and Chief Financial Officer of Veridian Corporation, a publicly traded Federal IT services contractor, from May 2000 until its sale to General Dynamics Corporation in August 2003. Prior thereto, he served as Chief Financial Officer for both GRC International, Inc. and CACI International Inc., both publicly traded companies in the Federal IT services sector. Mr. Allen serves as non-executive Chairman of the board of directors for Applied Research Associates, Inc., as a Trustee of Noblis, Inc., as a director of Preferred Systems Solutions, Inc. and is on the advisory board of SGT, Inc.

Mr. Allen possesses particular knowledge and experience in providing financial leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Mr. Allen’s background brings an important capability to the Board, as well as the Audit Committee, and strengthens the Board’s collective qualifications, skills, and experience.

Cindy E. Moran has served on our Board since June 2015. Ms. Moran currently also serves as the President and managing partner for Pikes Way LLC where she supports public and private companies as a member of Government Technical and Advisory Boards. Previously Ms. Moran held executive and senior leadership positions within Defense Information Systems Agency (“DISA”) and the Army as a civilian employee including Director of Network Services, Deputy Chief Information Officer and Deputy Strategic Planner for DISA.

Ms. Moran’s 32 years of experience in government telecommunications programs, their management, governance, resourcing and acquisition and leadership roles gives Ms. Moran particular knowledge and experience in providing strategic leadership to companies of our size and in our industry that provide information technology and professional services to the Federal Government. Ms. Moran’s background brings an important capability to the Board and strengthens the Board’s collective qualifications, skills, and experience.

Paul V. Lombardi has served on our Board since October 2004. Mr. Lombardi serves as chairman of the Special Security Agreement (“SSA”) board of CGI Federal and serves on the advisory board of SGT. Mr. Lombardi served as President and Chief Executive Officer of DynCorp from 1997 until its sale to Computer Sciences Corporation (“CSC”) in 2003. Before his association with DynCorp, Mr. Lombardi was employed at PRC, Inc. where he held a variety of executive-level positions, including Senior Vice President and General Manager of PRC’s Applied Management Group, which provided information technology and systems integration in the Federal IT services sector. Before entering the private sector, Mr. Lombardi had 17 years of public service in increasingly higher executive positions in the Defense and Energy Departments.

Mr. Lombardi’s experiences as a Chief Executive Officer and senior executive at several government information technology and professional services companies which do business with the Federal Government provides relevant insight and a breadth of knowledge and experience that strengthen the Board’s collective qualifications, skills, and experience.

Austin J. Yerks has served on our Board since June 2013. Mr. Yerks currently serves as the President and founder of AJY III Government Strategies, LLC. Previously, Mr. Yerks was the President of CSC’s North American Public Sector Defense and Intelligence Group from 2005 to 2011. Prior to that, Mr. Yerks was the president of CSC’s Federal Business Development organization responsible for all business development and strategic marketing oversight for the operational business units of CSC’s federal sector. Mr. Yerks holds a B.S. in Business Administration from the U.S. Military Academy at West Point, and a Master in Business Administration from the University of Miami. Mr. Yerks also served 10 years in the U.S. Army.

Mr. Yerks has been a senior executive in the federal marketplace for over 32 years, and is known for his technologically forward thinking vision and for solving the most difficult and complex client challenges. Mr. Yerks’ background brings an important capability to the Board and strengthens the Board’s collective qualifications, skills, and experience.

Daniel R. Young has served on our Board since January 2005. Mr. Young is currently Managing Partner of the Turnberry Group, an advisory practice to Chief Executive Officers and other senior executives. He was the Vice Chairman and Chief Executive Officer of Federal Data Corporation (“FDC”) before retiring after having served the company in various executive capacities for 25 years. Before joining FDC, Mr. Young was an executive with Data Transmission Company and before that, he held various engineering, sales, and management positions at Texas Instruments, Inc. Mr. Young sits on the board of directors of Dewberry, a privately-held engineering, architectural and consulting company. Mr. Young also served as an officer in the U.S. Navy.

Mr. Young brings to the Board extensive experience within our market sector spanning 29 years of managing and directing companies of similar and larger size. In addition, Mr. Young continues to be active in our market area and has significant insight into market activities and issues. Mr. Young’s senior executive background provides NCI with a broad range of expertise to include business strategy, execution, and compensation industry practices. His background and experience strengthen the Board’s, as well as the Nominating/Governance Committee’s, collective qualifications, skills, and experience.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES DISCUSSED IN THIS PROPOSAL NO. 1.

Independence and Composition

The NASDAQ listing standards require that a majority of our Board be “independent” directors, as defined in the NASDAQ listing standards. The Board, upon the unanimous recommendation of the Nominating/Governance Committee, has determined that Messrs. Allen, Lombardi, Yerks, and Young, and Ms. Moran, representing a majority of our Board, are “independent” as defined in the NASDAQ listing standards. The Board made its determination based on information furnished by all directors regarding their relationships with the Company and third parties as well as research conducted by management. In addition, the Nominating/Governance Committee consulted with our General Counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations, as well as the NASDAQ listing standards.

Stockholder Communication with the Board

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee member, or the Board generally by writing to the following address: NCI, Inc., 11730 Plaza America Drive, Suite 700, Reston, Virginia 20190, Attention: Ms. Michele R. Cappello, Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondence to the relevant director, committee member, or the full Board, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all our directors to attend our annual meeting of stockholders, and we strongly encourage them all to do so. All our directors serving at the time of the 2016 Annual Meeting of Stockholders were in attendance.

Code of Ethics

During February 2017, we updated our Code of Ethics, which sets forth the policies composing our code of conduct. Our policies satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions, as well as NASDAQ’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Code of Ethics includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Code of Ethics is available on the “Investor” page on our website, www.nciinc.com, under Corporate Governance, and in print to any stockholder who requests it. We are required to disclose any amendment to, or waiver from, a provision of our Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

The Board’s Role in Risk Oversight

The Board has oversight responsibility of the processes established by management to report and monitor systems for material risks applicable to the Company. In addition, the Board considers the risks inherent in NCI’s corporate strategy and offers insight to management relating to enterprise risk. At Board meetings, the Board considers strategic risks and opportunities as well as risks to the Company’s reputation and reviews risks related to the sustainability of its operations and in 2015 asked for an enterprise-wide risk assessment to be performed by the Company’s senior management team and that the Board be briefed on a semi-annual basis in order to ensure all relevant risks were known, quantified, and mitigated. The Board regularly receives reports from its committees which include risk oversight in their areas of responsibility. Presentations from the President, Chief Financial Officer, and General Counsel, as well as operational mangers, are reviewed and areas of risk are discussed. It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks faced by Company. The Audit Committee also regularly reviews risks associated with treasury (credit and debt), financial reporting and accounting, legal, compliance, information technology security, internal controls and other risk areas. The Compensation Committee considers risks related to the attraction and retention of executive officers and risks relating to the design of compensation programs and arrangements. The Nominating/Governance Committee, as part of its regular meeting, reviews ethics compliance, and director qualifications as a means of monitoring enterprise risk associated with those areas.

Board Leadership Structure

We separate the role of Chairman and Chief Executive Officer with Mr. Narang serving as our Chairman and Mr. Dillahay serving as our Chief Executive Officer. The Board has determined the current leadership structure is appropriate given Mr. Narang’s extensive history with the Company since founding it over 27 years ago, and Mr. Narang’s approximate 34% economic ownership stake in the Company and approximate 83.5% voting ownership of the Company.

The Vice Chairman leads the independent members of the Board during the executive session. Independent members of the Board met in executive session four times during 2016.

Attendance at Board and Committee Meetings

It is the Company’s policy to encourage all directors to attend in person or, if not possible, via teleconference where feasible, all Board and Committee meetings. Nevertheless, the Company recognizes that this may not always be possible due to conflicting personal or professional commitments. The Board held nine meetings during 2016. Each member of our Board was present for 75% or more of the combined total of (i) all meetings of the Board held during the part of 2016 which they served and (ii) all meetings of all committees of the Board held during the part of 2016 during which they served on any such committee.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating/Governance Committee (together, the “Committees” and each, a “Committee”). Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of all our Committees are independent as director independence is specifically defined with respect to such members under the NASDAQ listing standards and applicable SEC rules and regulations. Copies of the charters for the Audit Committee, Compensation Committee, and Nominating/Governance Committee are available both at the “Investors” section of the Company’s website located at www.nciinc.com under “Governance” and in print to any stockholder who requests them.

Audit Committee. The Audit Committee, which presently consist of Messrs. Allen (chairman), Lombardi, and Yerks, reviews the professional services provided by our independent registered public accounting firm, the independence of our independent registered public accounting firm from our management, our annual and quarterly financial statements, and participates in our annual risk assessment of our system of internal controls over financial reporting as part of the requirements of the 2013 Committee of Sponsoring Organizations of the Treadway Commission framework. The Audit Committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures as it may find appropriate or may be brought to its attention through our management, our independent registered public accounting firm, or our ethics or whistleblower hotlines. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has determined Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations. The Audit Committee held five meetings during 2016.

Nominating/Governance Committee. The Nominating/Governance Committee, which presently consists of Messrs. Young (chairman), and Yerks, and Ms. Moran, oversees all aspects of our corporate governance functions; makes recommendations to the Board regarding corporate governance issues; identifies, reviews, and evaluates candidates to serve as directors; and makes such other recommendations to the Board regarding affairs relating to our directors. The Nominating/Governance Committee held two meetings during 2016.

Our Nominating/Governance Committee endeavors to identify individuals to serve on the Board who have expertise that is useful to us and complementary to the background, skills, and experience of our other Board members. The Nominating/Governance Committee’s consideration of candidates for membership on the Board may include such factors as: (a) the skills of each member of the Board, including each director’s business and management experience, accounting experience, and understanding of corporate governance regulations and public policy matters; (b) the characteristics of each member of the Board, which may include leadership abilities, sound business judgment, and independence; and (c) the general composition of the Board, which may include public company experience of the directors. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Nominating/Governance Committee and approved by the Board for inclusion on the attached proxy card.

Board Diversity. The Company does not have a specific policy on diversity relating to the selection of nominees for the Board; however, the Board believes that while diversity and maintaining a variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin, sexual orientation, or identity. In selecting a director nominee, the Nominating/Governance Committee focuses on diversity in the broadest sense, considering, among other things, skills, expertise, or background that would complement the existing board, recognizing that the Company’s businesses and operations are unique and focused on the information technology and professional services to the Federal Government.

The Nominating/Governance Committee also considers director nominees recommended by stockholders. See the section of this proxy statement titled, “Deadline for Stockholder Proposals,” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Nominating/Governance Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management, or employees.

Compensation Committee

General. The Compensation Committee presently consists of Messrs. Lombardi (chairman), Allen, and Young. The Compensation Committee held five meetings during 2016. The Compensation Committee typically meets with the Chairman of the Board and the Chief Executive Officer and, where appropriate, the Chief Financial Officer and General Counsel. The Compensation Committee also regularly meets in executive session without management. From time-to-time, the Compensation Committee engages outside consultants who are compensation experts in peer-group company compensation trends. When determining executive compensation, the Compensation Committee typically reviews the following materials, among others:

•	Financial reports on year-to-date performance versus budget and compared to prior year performance.

•	Calculations and reports on levels of achievement of individual and corporate performance objectives.

•	Reports on NCI’s strategic objectives and budget for future periods.

•	Information on the executive officers’ equity holdings, including vested and unvested restricted stock and stock options.

•	Peer companies’ information regarding compensation programs and compensation levels.

These materials may also be reviewed during regular Board meetings.

Role of the Compensation Committee. The Compensation Committee is responsible for: (i) overseeing the determination, implementation, and administration of the remuneration (including base compensation, incentive bonuses, and equity grants) of all directors and executive officers of the Company; (ii) reviewing equity compensation to be paid to other Company employees; and (iii) administering the Performance Incentive Plan. Our compensation program and policies are designed to help us attract, motivate, and retain executives of outstanding ability to maximize return to stockholders.

Delegation of Authority for Equity Grants. Although our Chief Executive Officer may recommend to the Compensation Committee awards to our executive officers, the Compensation Committee approves the grant of all awards to executive officers under the Performance Incentive Plan. However, annually, the Compensation Committee allocates a pool of equity awards and delegates to our Chief Executive Officer the authority to grant equity awards from the pool to employees who are not executive officers of the Company based on specific guidelines for recruitment, performance incentive, and retention purposes.

Compensation Committee Interlocks and Insider Participation. During fiscal year 2016, no member of our Compensation Committee was an officer or employee of the Company or a former officer of the Company. No member of our Compensation Committee had any relationship with the Company during fiscal year 2016 requiring disclosure as a related party transaction under the SEC’s rules.

None of our executive officers in fiscal year 2016 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or a member of our Compensation Committee.

EXECUTIVE OFFICERS

Paul A. Dillahay. See “Proposal No. 1 — Election of Directors — Information Regarding the Nominees for Election as Directors” above.

Michele R. Cappello, age 66, joined NCI in August 1997. From August 1997 until February 2009, she held the position of Vice President and General Counsel. In 2009, she was promoted to Senior Vice President and General Counsel and currently serves in that capacity. In addition, she is the Corporate Secretary. Ms. Cappello has more than 26 years of experience in Government contract procurement and is responsible for all legal, contractual, and purchasing matters for the Company. Before joining NCI, Ms. Cappello spent 10 years as in-house Counsel to Network Solutions, Inc. and its spin-off company, Netcom Solutions International, as well in positions with Boeing Computer Systems and Computer Data Systems, Inc. Ms. Cappello received her B.A. degree from Ladycliff College and her J.D. from George Mason University School of Law.

Lucas J. Narel, age 42, joined NCI in December 2011. Effective January 2012, Mr. Narel became our Executive Vice President, Chief Financial Officer and Treasurer. From August 2010 until December 2011, Mr. Narel served as Vice President of Finance for CGI Federal, a government information technology contractor and wholly owned subsidiary of CGI Group, overseeing accounting, budgeting and financial operations. Prior to CGI’s acquisition of Stanley, Inc., Mr. Narel held various positions at Stanley from 2000 until 2010, most recently as Vice President and Corporate Controller. Mr. Narel holds a B.S. degree in Finance from Virginia Polytechnic Institute and State University and a Master in Business Administration from American University.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of the Company’s Board is composed of Messrs. Allen, Lombardi, and Yerks. Upon the unanimous recommendation of the Nominating/Governance Committee, the Board has determined that each member of our Audit Committee is “independent” as defined under the NASDAQ listing standards and applicable SEC rules and regulations. Upon the unanimous recommendation of the Nominating/Governance Committee, our Board has also determined that each director meets the audit committee composition requirements in the NASDAQ listing standards and that Mr. Allen qualifies as an “audit committee financial expert” as defined in applicable SEC rules and regulations.

In accordance with a written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for overseeing the quality and integrity of NCI, Inc.’s financial reporting processes. The Audit Committee reviews and reassesses the adequacy of the charter on a regular basis, and at least annually. The Audit Committee Charter is available both at the “Investors” section of the Company’s website located at www.nciinc.com and in print to any stockholder who requests it.

Management is responsible for the Company’s internal control over financial reporting and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on those consolidated financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. In fulfilling its responsibilities set forth in the Audit Committee Charter, the Audit Committee has accomplished, among other things, the following:

•	It reviewed and discussed the audited financial statements for 2016 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016.

•	It discussed with Deloitte & Touche LLP, the matters required to be discussed by the statement on Auditing Standards No. 1301 of the Public Company Accounting Oversight Board (“PCAOB”).

•	It received from Deloitte & Touche LLP, written disclosures and the letter required by applicable PCAOB rules regarding the Deloitte & Touche LLP’s communications with the Audit Committee concerning independence.

•	It discussed with Deloitte & Touche LLP, its role in the overseeing the Company’s internal controls over financial statement reporting.

•	It discussed with Deloitte & Touche LLP its independence from us.

Based on its discussions with management and Deloitte & Touche LLP, and its review of the representations and information provided by management and Deloitte & Touche LLP, the Audit Committee recommended to the Company’s Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Dated as of May 1, 2017

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

James P. Allen, Chairman

Paul V. Lombardi

Austin J. Yerks

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	Our compensation objectives and elements of executive compensation;

•	Our compensation evaluation process; and

•	Components of our executive compensation program and 2016 executive compensation.

Named Executive Officers

As required by SEC rules, our Compensation Discussion and Analysis discusses compensation decisions with respect to (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of the 2016 fiscal year, (iv) up to two individuals for whom disclosure would have been provided pursuant to the preceding clause (iii) but for the fact that the individual was not serving as an executive officer of the Company at the end of the 2016 fiscal year, and (v) any individual serving as Chief Executive Officer or Chief Financial Officer during the 2016 fiscal year. We refer to these executive officers collectively in our Compensation Discussion and Analysis and the related compensation tables as the “named executive officers.” For the fiscal year ended December 31, 2016, the named executive officers were:

•	Paul A. Dillahay, our President and Chief Executive Officer;

•	Lucas J. Narel, our Chief Financial Officer;

•	Michele R. Cappello, our General Counsel and Secretary;

•	Brian J. Clark, our former President and Chief Executive Officer, who resigned effective as of October 31, 2016; and

•	Marco F. de Vito, our former Chief Operating Officer, who retired from his position effective as of January 6, 2017.

Compensation Objectives and Elements of Executive Compensation

The primary objectives of our executive compensation program are to:

•	Provide total compensation opportunities that are competitive with opportunities provided to executives of comparable companies at comparable levels of performance;

•	Ensure that our executives’ total compensation levels vary based on both our short-term financial performance and growth in stockholder value over time;

•	Focus and motivate executives on the achievement of defined objectives; and

•	Reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives.

In designing and administering our executive compensation program, we attempt to strike an appropriate balance among these objectives. At present, the Board does not prescribe any stock ownership guidelines for our executive officers.

The Board, through the Compensation Committee, annually revisits the manner in which it implements our compensation policies in connection with executive staff. Our policies will continue to be designed to align the interests of our executives and senior staff with the long-term interests of the stockholders. Our executive compensation programs consist of three principal elements:

•	Base salary compensation;

•	Short-term incentive compensation (consisting of cash under the Performance Incentive Plan and additional cash bonuses); and

•	Long-term incentive compensation (consisting of equity-based awards under the Performance Incentive Plan).

The Compensation-Evaluation Process

Annual Evaluation

The Compensation Committee is responsible for overseeing our executive compensation program and meets in executive session (outside the presence of management) several times each year to perform the following functions: evaluate the performance of the named executive officers, approve cash incentive compensation payouts based upon performance against established metrics, set base salaries and annual performance objectives and consider and approve any grants of equity incentive compensation. See the section entitled, “Committees of the Board—Compensation Committee—Role of the Compensation Committee.”

Our Chief Executive Officer attends some Compensation Committee meetings to discuss matters under consideration by the Compensation Committee, to answer questions regarding those matters, and to discuss the compensation for other executive officers. Our Chief Executive Officer provides the Compensation Committee with information regarding NCI’s strategic objectives, his assessment of each executive officer’s responsibilities, contribution to the Company’s results and potential for future contributions to the Company’s success and compensation recommendations for such executive officers. The Compensation Committee considers this input, but has final authority to set the compensation amounts for all executive officers in its discretion. The Compensation Committee discusses proposals for our Chief Executive Officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present.

Although substantially all compensation decisions are generally made in the first quarter of each fiscal year, our compensation-planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluating management performance, and considering the business environment are year-round processes.

During the first quarter of 2016, the Compensation Committee took the following actions and made the following determinations:

•	A thorough review of the metrics used for the 2015 payments under the Performance Incentive Plan was done to determine their overall effectiveness in accomplishing the short-term and long-term goals of the Company, and were used, in part, to establish the metrics for 2016.

•	A thorough review of the overall compensation paid to the Company’s named executive officers, including such named executive officers’ base salaries, short-term incentive compensation, and recent long-term incentive compensation (including the grant of restricted stock awards made in September 2015) was conducted and resulted in the determination that no changes to their overall compensation were warranted.

We believe that these actions and determinations:

•	Are consistent with our core compensation principles;

•	Are in line with the Company’s growth objectives;

•	Reinforce our pay-for-performance culture;

•	Promote the interests of long-term stockholders; and

•	Are reasonable and responsible, and within the average of the industry peer group.

Performance Objectives

Generally, our process begins with establishing individual and corporate performance objectives for named executive officers in the first quarter of each year. To maintain the proper incentives, the Compensation Committee engages in an active dialog with the Chairman and the Chief Executive Officer and President concerning strategic objectives and performance targets throughout the coming fiscal year. In the first quarter of 2016, the Compensation Committee, the Chairman, and the Chief Executive Officer and President discussed the Company’s 2016 strategic objectives and performance targets and determined the appropriate financial performance goals, which were later used to determine the short term incentive bonuses paid for 2016.

Risks Related to Compensation Policies and Procedures

The Compensation Committee has considered whether the Company’s overall compensation program for its employees creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks and align executive compensation with the goal of increasing long-term shareholder value, including: a mix of long- and short-term compensation incentives that we believe is appropriately weighted; Company-wide objectives, which limit the ability of a single person to influence individual or corporate-wide incentive payouts; and the necessity for multiple financial criterion to be met in order for executive compensation to be raised, reducing management’s focus on achieving a single financial objective. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long term business transaction in exchange for short term compensation benefits.

Benchmarking

While we recognize that our compensation practices must be competitive in the marketplace, and that benchmarking is one of many factors that we consider in assessing the reasonableness of compensation, we do not believe that it is appropriate to establish compensation levels based entirely on benchmarking. In August 2015, Mercer was engaged as an independent consultant by the Compensation Committee to advise the Compensation Committee about compensation trends within our industry and for other publicly-traded companies of similar size, and presented their findings to the Compensation Committee. Of particular interest was the turmoil in the federal contracting industry as a result of federal budgetary issues, the dramatic changes in federal procurement policy, as well as the turnaround activities specific to NCI that were being undertaken by management. We believe that the analysis presented in August 2015 is still relevant. For purposes of reviewing pay practices, we have used the following publicly-traded companies as comparatives: CACI International, Inc., Mantech International Corp., Ciber, Inc., KeyW Corp., Convergys Corporation, and Corelogic, Inc. We gather this information from the most recent public documents and filings. We also evaluate our pay practices against various salary surveys and engaged Mercer in 2015 to ensure our compensation levels were commensurate with other publicly-traded companies our size.

Most Recent Stockholder Advisory Vote on Executive Compensation

In June 2014, in accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules of the SEC, we provided our stockholders the opportunity to vote on an advisory (non-binding) resolution, commonly known the “Say-on-Pay Resolution,” to approve the compensation of our named executive officers as disclosed in the proxy statement issued by the Company in April 2014. Approximately 94% of the Company’s outstanding shares were voted in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result an endorsement of the Company’s compensation policies and practices and determined that it was not necessary to make any material changes to those policies and practices in response to the vote on the Say-on-Pay Resolution. The next vote on the Say-on-Pay Resolution will take place at our 2017 Annual Meeting of Stockholders.

Most Recent Stockholder Advisory Vote on the Frequency of the Say-on-Pay Vote

Section 14A of the Exchange Act also requires us to provide our stockholders with a separate advisory (non-binding) vote on the frequency of the advisory vote on the Say-on Pay Resolution and that we hold such vote on the frequency of the vote on the Say-on-Pay Resolution (the “Frequency of Say-on-Pay Vote”) at least once every six years. We held our initial Frequency of Say-on-Pay Vote at our Annual Meeting of Stockholders in June 2011 and a majority of the votes were cast in favor of holding a vote on the Say-on-Pay Resolution once every three years. In line with the preference of our stockholders, our Board has included a vote on the Say-on-Pay Resolution in our proxy materials once every three years since the 2011 Annual Meeting of Stockholders. The next Frequency of Say-on-Pay Vote will take place at our 2017 Annual Meeting of Stockholders.

Tax and Accounting Considerations

We select and implement the elements of compensation for their ability to help us achieve the objectives of our compensation program and not based on any unique or preferential financial accounting or tax treatment. However, when awarding compensation, the Compensation Committee is mindful of the level of earnings per share dilution and accounting impact that will be caused as a result of the compensation expense related to the Compensation Committee’s actions. In addition, Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct compensation in excess of $1 million per year paid to its Chief Executive Officer or any of the three other most highly compensated executive officers at the end of the year (other than the Chief Financial Officer). Exceptions are made for certain qualified “performance-based compensation” provided pursuant to a stockholder-approved plan. The Compensation Committee’s intention when awarding compensation is to ensure it is done in compliance with the Internal Revenue Code so that all compensation is deductible and we do not expect that we will pay compensation that is not deductible. We believe that we have structured our current compensation programs in a manner to allow us to fully deduct executive compensation under Section 162(m) of the Internal Revenue Code, although this result cannot be assured. The Compensation Committee will continue to assess the impact of Section 162(m) of the Internal Revenue Code on its compensation practices and determine what further action, if any, is appropriate. Such further action could include approving compensation which is not deductible under Section 162 if the Internal Revenue Code.

Anti-Hedging Policy

As part of our insider trading policy, our directors and officers may not engage in short sales of the Company’s securities. In addition, the Company strongly discourages its directors, officers holding the office of vice president or higher, employees working in NCI’s headquarters or in the controller’s office, and certain other employees who have access to financial and other sensitive information regarding the Company from short selling and buying or selling puts and calls on its securities and from engaging in hedging, forward sale and other similar derivative transactions of its securities.

Components of our Executive Compensation and 2016 Executive Compensation

Base Salary Compensation

Our base salary compensation is a market-based plan referencing our peer group to ensure competitive pay levels. Base salary compensation is reviewed no less than annually. We consider the year-to-year rate increases, when given, to be in line with industry standards.

Our Chief Executive Officer presents to the Compensation Committee recommendations for base salary adjustments for the named executive officers (other than himself). Individual adjustments are reviewed and approved by the Compensation Committee based upon individual achievement and contribution. In addition, the Compensation Committee reviews peer company data for executive compensation, which it uses in determining the appropriate cash and total executive compensation.

The following table sets forth 2016 base salary information for our named executive officers. As described above, the Compensation Committee made the determination that no changes would be made to the named executive officers’ overall compensation for 2016, and therefore, the named executive officers’ 2016 salaries remain unchanged from 2015.

2016 Base Salary (Feb. 1, 2016 to Jan. 31, 2017)
Paul A. Dillahay	$500,000
Lucas J. Narel	300,000
Michele R. Cappello	295,000
Brian J. Clark	500,000
Marco F. de Vito	368,000

In setting these base salaries, we considered:

•	The compensation philosophy and guiding principles described above;

•	The respective experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;

•	All of the components of executive compensation, including base salary, cash bonuses, restricted stock awards, stock options, and other benefits and perquisites;

•	The mix of performance pay to total compensation;

•	The internal pay equity among named and other NCI senior executives; and

•	The base salaries paid to executive officers in comparable positions at peer group companies.

Short-Term Incentive Compensation

Our compensation philosophy emphasizes incentive pay to leverage both individual and organizational performance. Our short-term incentive compensation program, consisting of cash bonuses, rewards achievement primarily of annual organizational, business unit, and individual objectives. In addition, we may also use cash bonuses to reward extraordinary performance during the period.

Cash Incentive Awards under the Performance Incentive Plan

The Compensation Committee is responsible for approving bonus awards recommended to it by the Chairman and the Chief Executive Officer and President, for the other named executive officers and for reviewing the total actual bonus pool. These short-term incentive payouts under the Performance Incentive Plan are determined by the Company’s performance in 2016 with respect to the following performance metrics:

•	Revenue;

•	Earnings per share; and

•	Contract bookings.

The cash incentive awards for 2016 were reviewed and approved by the Compensation Committee in its meetings during the first quarter of 2017, and bonus payments were made during March 2017; provided, however, that the portion of such cash incentive awards attributable to the earnings per share performance metric, was paid in April 2017, upon the completion of the audit for 2016 and the filing of the Company’s Annual Report on Form 10-K.

The table below sets forth the potential cash incentive awards payable at each performance level (i.e., threshold, target or maximum) as a percentage of 2016 base salary for each named executive officer:

	% Threshold Performance	% Target Performance	% Maximum Performance
Paul A. Dillahay	20.0%	100.0%	150.0%
Michele R. Cappello	20.0%	100.0%	150.0%
Lucas J. Narel	20.0%	100.0%	150.0%
Brian J. Clark	20.0%	100.0%	150.0%
Marco F. de Vito	20.0%	100.0%	150.0%

The foregoing potential cash incentive awards reflect the achievement, at threshold, target, or maximum performance levels, within each of the Company performance metrics. Generally, the Performance Incentive Plan payments will be scaled linearly by the Compensation Committee if the performance level falls between the threshold and target or target and maximum performance levels.

The table below sets forth the performance levels the Compensation Committee set for 2016 (figures in millions except per share data).

	Threshold	Target	Maximum
Revenue	$330.0	$340.0	$355.0
Earnings per share	$0.84	$0.90	$1.00
Contract bookings for 2016	$350.0	$400.0	$450.0

With respect to fiscal year 2016, the Compensation Committee determined:

•	The Company did not meet threshold revenue.

•	The Company exceeded target earnings per share performance, after accounting for certain extraordinary costs associated with the Company’s transition of its named executive officers and the impact of the misappropriation loss recorded in 2016.

•	The Company exceeded threshold contract bookings.

The performance measures for each named executive officer were weighted according to the following schedule as a percentage of 2016 base salaries:

	% Revenue	% Earnings per Share	% Contract Bookings
Paul A. Dillahay	30.0%	40.0%	30.0%
Lucas J. Narel	30.0%	40.0%	30.0%
Michele R. Cappello	30.0%	40.0%	30.0%
Brian J. Clark	30.0%	40.0%	30.0%
Marco F. de Vito	30.0%	40.0%	30.0%

Based on the achievements outlined above, the Compensation Committee approved the following payments under the Performance Incentive Plan based on 2016 results:

	Percentage of Base Salary	Amount
Paul A. Dillahay*	—	$—
Lucas J. Narel	76%	$171,174
Michele R. Cappello	76%	$168,321
Brian J. Clark**	—	$—
Marco F. de Vito	76%	$209,974

*	Mr. Dillahay joined the Company in October 2016 and was not eligible for participation in the Performance Incentive Plan. However, upon joining the Company and in connection with the terms of his offer of employment, Mr. Dillahay received an annual cash bonus of $125,000 for the fourth quarter of 2016. Such payment is reported below in the “Summary Compensation Table” under the Bonus column.
**	Mr. Clark resigned from his position as President and Chief Executive Officer of the Company on October 31, 2016, and was therefore not eligible to receive a bonus under the terms of the Performance Incentive Plan. However, pursuant to the terms of his Separation and Transition Agreement (described below under the section entitled “Potential Payments upon Change in Control and Termination—Separation Agreements with Messrs. Clark and de Vito”), Mr. Clark received a cash payment of $420,000, representing a prorated annual bonus for 2016 at the target level of performance for the metrics described above. Such payment is reported below in the “Summary Compensation Table” under the All Other Compensation column.

Other Short-Term Incentive Compensation

The Compensation Committee awarded an additional cash bonus in the amount of $50,000 to Ms. Cappello for her extraordinary efforts assisting in the transition of our Chief Executive Officer:

Long-Term Incentive Compensation

Our long-term incentive compensation program, which consists of equity awards under the Performance Incentive Plan, is designed to reward directors, named executive officers and other key executive officers for long-term growth consistent with Company performance and stockholder return and is not specifically tied to a particular period of performance. Equity grants are periodically awarded to the named executive officers as a long-term incentive to increase shareholder value through the appreciation of our stock price, which directly aligns with the objectives of all shareholders because the ultimate value of the long-term incentive compensation equity awards is correlated to the actual performance of our stock price over time. The Compensation Committee must review and approve all equity awards granted to the named executive officers. When making awards under the Performance Incentive Plan, the Compensation Committee takes into account the potential dilution to our existing stockholders by reviewing our equity award overhang, which is the quotient of the total outstanding equity awards granted plus the remaining equity awards available under the Performance Incentive Plan divided by our total shares outstanding.

Substantial equity grants in the form of restricted stock awards were awarded to the named executive officers in September 2015. In light of such grants, when discussing long-term incentive compensation for 2016, the Compensation Committee determined that the named executive officers’ were properly incentivized and did not make additional equity grants in 2016. See the section entitled, “Grants of Plan Based Awards.”

Benefits

Our executive officers are eligible to participate in the employee benefit and welfare plans that the Company maintains on similar terms as employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under such plans.

We believe that our executive officer benefit and perquisite programs are reasonable and competitive with the benefits provided to the executive officers employed by our peer group companies, and are necessary to sustain a fully competitive executive compensation program.

Summary Compensation Table

The following table summarizes the compensation paid to or earned by our named executive officers serving as such during 2016, 2015, and 2014.

	Salary ($)	Bonus ($)		Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($) **	All Other Compensation ($)		Total Compensation ($)
Paul A. Dillahay - President and Chief Executive Officer
2016	43,561	450,000	(1)	1,125,000	1,170,000	—	125	(2)	2,788,686
Lucas J. Narel – Chief Financial Officer
2016	300,000	—		—	—	171,174	8,250	(3)	479,424
2015	299,250	—		542,800	—	249,058	8,053	(3)	1,099,161
2014	288,750	—		—	—	207,000	7,838	(3)	503,588
Michele R. Cappello- General Counsel and Secretary
2016	295,000	50,000		—	—	168,321	13,692	(4)	527,013
2015	294,175	—		542,800	—	240,729	13,204	(4)	1,090,908
2014	285,250	—		—	—	199,000	11,566	(4)	495,816
Brian J. Clark – President and Chief Executive Officer
2016 (5)	437,500	—		—	—	—	1,712,750	(6)	2,150,250
2015	477,437	—		1,085,600	—	586,661	9,701	(6)	2,159,400
2014	550,213	—		—	163,500	472,000	6,976	(6)	937,414
Marco F. de Vito – Chief Operating Officer
2016	368,000	—		—	—	209,974	10,994	(7)	588,967
2015	359,990	—		542,800	—	293,635	11,715	(7)	1,208,139
2014	356,562	—		—	163,500	242,000	12,025	(7)	610,587

*	The amounts represent the value of the awards, at the time of the grant, granted during the year in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation—Stock Compensation. For a discussion of the valuation of these awards, please refer to Note 16 in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016.
**	The amounts represent the cash bonuses awarded to the named executive officers, which are discussed under “Compensation Discussion and Analysis—Components of our Executive Compensation and 2016 Executive Compensation— Short-Term Incentive Compensation.”
(1)	Paul A. Dillahay was appointed as our President and Chief Executive Officer, effective as of October 31, 2016. In connection with the terms of his offer of employment, Mr. Dillahay received a sign-on bonus of $325,000 and an annual cash bonus of $125,000 for the fourth quarter of 2016.
(2)	Mr. Dillahay:

For 2016:

The amount for All Other Compensation represents long term disability insurance tax election earnings and excess group life insurance payments.

(3)	Mr. Narel:

For 2016, 2015 and 2014:

The amount for All Other Compensation represents payments of 401(k) matching and excess group life insurance payments.

(4)	Ms. Cappello:

For 2016:

The amount for All Other Compensation represents payments of 401(k) matching, long term disability insurance tax election earnings, executive long term disability insurance tax election earnings, and excess group life insurance payments.

For 2015 and 2014:

The amount for All Other Compensation represents payments of 401(k) matching, long term disability insurance tax election earnings, and excess group life insurance payments.

(5)	Mr. Clark resigned from his position as our President and Chief Executive Officer, effective October 31, 2016.
(6)	Mr. Clark:

For 2016:

The amount for All Other Compensation represents 401(k) matching, long term disability insurance tax election earnings, executive long-term disability insurance tax election earnings, and excess group life insurance payments. In addition, All Other Compensation includes the payments Mr. Clark received pursuant to the terms of his Separation and Transition Agreement, as described below in the section entitled “Potential Payments upon Change in Control and Termination—Separation Agreements with Messrs. Clark and de Vito,” including a lump sum cash severance payment, a prorated bonus for 2016, a consulting fee, and Health and Welfare coverage and Executive Long Term Disability coverage through October 31, 2017.

For 2015:

The amount for All Other Compensation represents 401(k) matching, long term disability insurance tax election earnings, and excess group life insurance payments.

For 2014:

The amount for All Other Compensation represents 401(k) matching, and excess group life insurance payments.

(7)	Mr. de Vito:

For 2016, 2015 and 2014:

The amount for All Other Compensation represents payments of 401(k) matching, long term disability insurance tax election earnings, excess group life insurance payments, and employee wellness reimbursements.

Grants of Plan-Based Awards

This following table reflects the non-equity (i.e., cash) and equity incentive awards granted to our named executive officers under the Performance Incentive Plan during 2016. The non-equity incentive awards are calculated pursuant to the metrics described in the section entitled “Components of our Executive Compensation and 2016 Executive Compensation—Short-Term Incentive Compensation—Cash Incentive Awards Under the Performance Incentive Plan,” were paid to each participant in March 2017 (other than that the portion of such non-equity incentive awards attributable to the earnings per share performance metric, which was paid in April 2017, upon the completion of the audit for 2016 and the filing of the Company’s Annual Report on Form 10-K), and are also reflected in the “Non-Equity Incentive Plan Compensation” column of our Summary Compensation Table above.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	All Other Option	Grant Date Fair Value of
	Grant Date	Threshold $	Target $	Maximum $	Number of Shares	Number of Securities Underlying Options	Awards: Exercise Price $	Stock and Option Awards $
Paul A. Dillahay*	11/02/2016	—	—	—	100,000	250,000	11.25	2,295,000
Lucas J. Narel	—	45,000	225,000	337,500	—	—	—	—
Michele R. Cappello	—	44,250	221,250	331,875	—	—	—	—
Brian J. Clark**	—	100,000	500,000	750,000	—	—	—	—
Marco F. de Vito	—	55,200	276,000	414,000	—	—	—	—

*	As described above, Mr. Dillahay, joined the Company in October 2016 and was not eligible for participation in the Performance Incentive Plan. However, upon joining the Company and in connection with the terms of his offer of employment, Mr. Dillahay received an annual cash bonus of $125,000 for the fourth quarter of 2016. Such payment is reported in the “Summary Compensation Table” under the Bonus column.
**	As described above, Mr. Clark resigned from his position as President and Chief Executive Officer of the Company on October 31, 2016, and was therefore not eligible to receive a bonus under the terms of the Performance Incentive Plan. However, pursuant to the terms of his Separation and Transition Agreement (described below under the section entitled “Potential Payments upon Change in Control and Termination—Separation Agreements with Messrs. Clark and de Vito”), Mr. Clark received a cash payment of $420,000, representing a prorated annual bonus for 2016 at the target level of performance for the metrics described above. Such payment is reported in the “Summary Compensation Table” under the All Other Compensation column.

Outstanding Equity Awards as of December 31, 2016

The following table sets forth certain information with respect to option and stock awards outstanding as of December 31, 2016 for each of the named executive officers.

			Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options— Exercisable		Number of Securities Underlying Unexercised Options— Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Paul A. Dillahay	—		—		—	—	100,000	(1)	$1,395,000	(6)
	—		250,000	(2)	11.25	11/02/2023	—		—

Lucas J. Narel	—		—		—	—	40,000	(3)	$558,000	(6)
	50,000	(4)	—		7.28	3/09/2019	—		—
	150,000	(5)	—		4.51	6/05/2020	—		—

Michele R. Cappello	—		—		—	—	40,000	(3)	$558,000	(6)
	35,000	(4)	—		7.28	3/09/2019	—		—
	75,000	(5)	—		4.51	6/05/2020	—		—

Brian J. Clark	—		—		—	—	—		$—
	—		—		—	—	—		—
	—		—		—	—	—		—

Marco F. de Vito	— 72,000	(4)	— —		— 7.28	— 3/09/2019	40,000 —	(3)	$558,000 —	(6)
	200,000	(5)	—		4.51	6/05/2020	—		—

(1)	These shares were granted on November 2, 2016, were zero percent vested as of December 31, 2016. These restricted stock awards vest in accordance with the following schedule: 33 1/3% vest on January 31, 2017; 66 2/3% vest two years from the grant date.
(2)	These options were granted on November 2, 2016, were 0% vested as of December 31, 2016, and vest equally over five years on the anniversary of the grant date.
(3)	These shares were granted on October 2, 2015, were zero percent vested as of December 31, 2016. These restricted stock awards vest in accordance with the following schedule: 33 1/3% vest three years from the grant date; 33 1/3% vest four years from the grant date; 33 1/3% vest five years from the grant date.
(4)	These options were granted on March 9, 2012 and were 100% vested as of December 31, 2016.
(5)	These options were granted on June 5, 2013 and were 100% vested as of December 31, 2016.
(6)	The market value of the unearned shares is calculated using the closing price of the underlying stock as of December 30, 2016, which was $13.95.

Option Exercises and Stock Vested

The following table sets forth the number of securities underlying equity awards that vested (in the case of restricted stock) or were exercised (in the case of stock options) by the named executive officers during the year ended December 31, 2016, and the value realized upon such vesting or exercise.

	OPTION AWARDS			STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting
Paul A. Dillahay	—	$—		—	$—
Lucas J. Narel	—	$—		6,250	$87,688
Michele R. Cappello	—	$—		—	$—
Brian J. Clark	—	$2,652,300	(1)	—	$—
Marco F. de Vito(2)	—	$—		—	$—

(1)	In connection with his Separation and Transition Agreement (described below), the Company repurchased 390,000 of Mr. Clark’s outstanding options, all of which were vested and exercisable, for $2,652,300, representing the difference between the closing price on the date of the agreement and the exercise price of the vested options.
(2)	In connection with his Separation Agreement (described below), in January 2017, the Company repurchased 272,000 of Mr. de Vito’s outstanding options, all of which were vested and exercisable, for $2,137,040, representing the difference between the closing price on the date of the agreement and the exercise price of the vested options.

Potential Payments upon Change in Control and Termination

Executive Change in Control and Severance Agreements with Messrs. Dillahay, Narel, and de Vito, and Ms. Cappello

Messrs. Dillahay, Narel, and de Vito, and Ms. Cappello (for purposes of this section, each an “Executive”, and together the “Executives”) have agreements which provide for payments upon a change in control and termination (each, an “Executive Change in Control and Severance Agreement”). The term is automatically renewed for successive one year periods unless, not later than September 30 of each year, NCI or the party to such agreement has given notice to the other that the agreement shall not be extended; provided, however, that if a Change in Control or Potential Change in Control (each as defined below) has occurred during the term of the agreement, the agreement shall continue in effect until the later of 36 months beyond the month in which the latest Change in Control occurred or the next December 31 that is at least 18 months after the latest occurrence of a Potential Change in Control unless earlier terminated as described below.

Upon a Change in Control, any outstanding unvested equity awards shall automatically vest and all restrictions on such awards shall automatically lapse. All other severance and benefits have been structured as “double trigger” events. The severance benefits are paid only if, during the term and either within 36 months after a Change in Control or within a Potential Change in Control Period, (i) the Executive’s employment is terminated by the Company or any successor to the Company for any reason other than Cause (as defined below), or (ii) the Executive terminates his or her employment due to Good Reason (as defined below) (a “Qualifying Termination”).

Upon a Qualifying Termination, the Company will pay Executive the following:

(i)	any accrued and unpaid salary, bonus, expense reimbursements, and vacation pay; and

(ii)	a lump sum cash amount equal to the sum of the following amounts: (a) two times the higher of the Executive’s annual base salary and Target Bonus (as defined in the agreement) in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination (as defined in the agreement) is based or the Executive’s annual base salary in effect immediately prior to the Change in Control; and (b) a pro-rated amount of the aggregate amount of the Executive’s annual bonus opportunity at the target level for the year in which the termination is made under the annual incentive plan applicable to the Executive as in effect immediately prior to the occurrence of the event or circumstances giving rise to the Notice of Termination, determined by multiplying the Executive’s target level bonus amount by a fraction, the numerator of which is the number of days in the annual performance measurement period through the date of termination and the denominator of which is 365.

In addition, upon a Qualifying Termination, the Executive will also receive continuation under the terms provided to similarly situated active employees, at no cost to the Executive, of life, medical and dental insurance coverage in which the Executive (or his or her dependents) was participating as of the date of termination (subject to such modifications as shall be established for all employees of the Company) until the earliest of: (a) the 18-month anniversary of the Executive’s date of termination; (b) the date Executive first breaches the release agreement or any restrictive covenant in the agreement or in any employment or other agreement with the Company which survives termination of the Executive’s employment; or (c) the date the Executive becomes eligible for comparable benefits under a similar welfare benefit plan of a successor employer.

Each agreement also provides that the Company will gross-up any severance payments to the extent the payments would be subject to an excise tax imposed under Section 4999 of the Internal Revenue Code or any similar federal, state or local tax that may be imposed.

To receive the various benefits described above, the Executive must sign and not revoke a one-year non-competition agreement and a general release of claims.

For the purposes of the Executive Change in Control and Severance Agreements, the following definitions apply:

A “Change in Control” occurs if: (i) a person or a group acquires beneficial ownership of more than 50% of the total fair market value of the Company’s outstanding stock; (ii) the Company merges or consolidates with another corporation and the Company’s outstanding stock no longer represents at least 51% of the voting power of the surviving entity; (iii) a person or group acquires all or substantially all of the Company’s assets; or (iv) the incumbent members of the Board no longer constitute at least a majority of the Board.

A “Potential Change in Control” occurs if: (i) the Company enters an agreement which would result in a Change in Control; (ii) the Company or a person announces an intention to take actions which would constitute a Change in Control; (iii) a beneficial owner of at least 10% of the voting power of the Company increases such ownership by at least five percent; or (iv) the Board adopts a resolution that a Potential Change in Control has occurred.

“Cause” for termination means: (i) an officer’s willful and continued failure to substantially perform his duties for 30 consecutive days after receiving a written demand for substantial performance; (ii) an officer’s fraud or dishonesty or willful misconduct or gross negligence relating to such officer’s employment, which materially injures the Company or its reputation; (iii) an officer’s willful violation of Company policies, which materially injures the Company or its reputation; or (iv) an officer’s conviction of, or entry of a plea of nolo contendere to, a felony.

“Good Reason” for termination means: (i) the Company assigns duties inconsistent with an officer’s status or materially decreases an officer’s responsibilities; (ii) the Company materially reduces an officer’s base salary; (iii) the Company relocates an officer more than 50 miles from both such officer’s previous workplace and such officer’s residence; (iv) the Company materially breaches the Executive Change in Control and Severance Agreement; or (v) the Company fails to obtain a satisfactory agreement from an successor to assume and agree to perform the Executive Change in Control and Severance Agreement.

The following table quantifies the compensation and benefits that would have been payable to each of our named executive officers, other than Mr. Clark, under the agreements described above if the named executive officer’s employment had been terminated on December 30, 2016. The amounts shown in the table do not include certain payments and benefits, such as accrued salary and accrued vacation, to the extent that such payments and benefits are generally provided on a non-discriminatory basis to salaried employees of the Company upon termination of employment.

	Cash Severance $	Value of Continuation of Benefits (1) $	Value of Unvested Equity Awards (2) $	Value of Tax Gross- up Payments	Total $
Paul A. Dillahay	2,250,000	49,166	2,070,000	—	4,369,166
Lucas J. Narel	1,050,000	16,960	558,000	—	1,624,960
Michele R. Cappello	1,032,500	33,819	558,000	—	1,624,319
Marco F. de Vito(3)	1,288,000	28,661	558,000	—	1,874,661

(1)	These amounts include the estimated value of continuation of health benefits, and life insurance benefits for 18 months.

(2)	All equity awards vest upon a Change in Control. The value of unvested restricted stock is based upon closing price per share of the Company’s Class A Common Stock as of December 30, 2016 ($15.65) multiplied by the number of shares of unvested restricted stock. The value of the unvested stock options is based on the difference between the closing price per share of the Company’s Class A Common Stock as of December 30, 2016 ($15.65) and the applicable exercise price of unvested stock options which vest upon a Change in Control multiplied by the number of unvested stock options.
(3)	In accordance with SEC rules, the table quantifies the compensation and benefits that would have been payable to Mr. de Vito under his Executive Change in Control and Severance Agreement if Mr. de Vito’s employment had been terminated on December 30, 2016. As described below under the section entitled “Separation Agreements with Messrs. Clark and DeVito,” Mr. de Vito entered into a Separation Agreement with the Company, which became effective on January 6, 2017. Pursuant to the terms of such Separation Agreement, in January 2017, Mr. de Vito received $500,000 in cash severance.

Separation Agreements with Messrs. Clark and de Vito

Brian J. Clark. Prior to October 31, 2016, Mr. Clark was a party to an Executive Change in Control and Severance Agreement (on the same terms as described above for our other name executive officers). In connection with his resignation, Mr. Clark entered into a Separation and Transition Agreement with the Company on October 30, 2016, which provided for the termination of his Executive Change in Control and Severance Agreement as of October 31, 2016. Pursuant to the Separation and Transition Agreement, Mr. Clark is entitled to the following:

•	any accrued and unpaid salary, bonus, expense reimbursements, and vacation pay;

•	a lump sum cash payment in the amount of $1,000,000, equal to twenty-four months of his annual base salary;

•	a lump sum cash payment in the amount of $420,000, equal to Mr. Clark’s prorated annual bonus for 2016, at the target level of performance for the performance metrics set forth in “Components of our Executive Compensation and 2016 Executive Compensation—Short Term Incentive Compensation—Cash Incentive Awards Under the Performance Incentive Plan;”

•	the Company’s repurchase of 390,000 of his outstanding stock options, all of which were vested and exercisable, for $2,652,300, representing the difference between the closing price on the date of the agreement and the exercise price of the vested options;

•	to receive his vested accrued benefits, if any, under NCI’s 401(k) Profit Sharing Plan and the NCI Nonqualified Executive Deferred Compensation Plan, in accordance with the terms and conditions of such plans; and

•	to receive Health and Welfare coverage and Executive Long Term Disability coverage through October 31, 2017, subject to the terms of the applicable plans.

The Separation and Transition Agreement also provides for Mr. Clark’s provision of consulting services to the Company from time-to-time for a total fee equal to $250,000, which fee shall be accelerated and paid in full in the event Mr. Clark obtains full-time employment with a new employer prior to October 31, 2019.

In exchange for the provision of the foregoing benefits, Mr. Clark agreed not to disparage the Company and provided the Company with a general release of any and all claims, actions and causes of action, including under the Age Discrimination in Employment Act of 1967 (the “ADEA”). Mr. Clark also agreed not to disclose any of the Company’s confidential information and not to solicit the Company’s employees for a one-year period.

Marco de Vito. On November 29, 2016, Mr. de Vito entered into a Separation Agreement with the Company in connection with his retirement. The Separation Agreement became effective January 6, 2017, and terminated Mr. de Vito’s Executive Change in Control and Severance Agreement. Pursuant to Mr. de Vito’s Separation Agreement, in lieu of the payments under his Executive Change in Control and Severance Agreement, upon his retirement Mr. de Vito is entitled to the following:

•	any accrued and unpaid salary, bonus, expense reimbursements, and vacation pay;

•	a lump sum cash payment in the amount of $500,000;

•	an annual bonus equal to the actual bonus earned, as calculated pursuant to the guidelines set forth in “Components of our Executive Compensation and 2016 Executive Compensation—Short Term Incentive Compensation—Cash Incentive Awards Under the Performance Incentive Plan”;

•	the Company’s repurchase of 272,000 of de Vito’s outstanding stock options, all of which were vested and exercisable, for $2,137,040, representing the difference between the closing price on the date of the agreement and the exercise price of the vested options; and

•	to receive his vested accrued benefits under NCI’s 401(k) Profit Sharing Plan and NCI Nonqualified Executive Deferred Compensation Plan.

In exchange for the provision of the foregoing benefits, Mr. de Vito agreed not to disparage the Company and provided the Company with a general release of any and all claims, actions and causes of action, including under the ADEA. Mr. Clark also agreed not to disclose any of the Company’s confidential information and not to solicit the Company’s employees for a one-year period.

Nonqualified Deferred Compensation

The following table sets forth information concerning deferrals during 2016 by the named executive officers.

	Executive Contributions in Last FY $	Registrant Contributions in Last FY (1) $	Aggregate Earnings in Last FY $	Aggregate Withdrawals/ Distribution $s	Aggregate Balance at Last FY end $
Paul A. Dillahay	—	—	—	—	—
Lucas J. Narel	—	—	—	—	—
Michele R. Cappello	50,861	—	4,941	—	156,215
Brian J. Clark	225,445	—	23,521	—	316,318
Marco F. de Vito	206,482	—	45,186	—	700,559

DIRECTOR COMPENSATION

The Compensation Committee periodically evaluates the types, mix, and total compensation of the Company’s outside directors. The Compensation Committee considers the amount of time devoted to Company activities as well as peer and similarly sized and situated companies’ director compensation. The Compensation Committee has solicited and received feedback from our Chief Executive Officer, the Chairman of the Nominating/Governance Committee in making their determinations.

Cash Compensation

For fiscal year 2016, we paid each non-employee director fees according to the following schedule:

Fees
Annual Fee, Chairman*	$300,000
Annual Fee, Vice Chairman*	20,000
Annual Fee, non-chairman directors*	45,000
Annual Fee, Audit Committee Chair*	15,000
Annual Fee, Compensation Committee Chair*	8,000
Annual Fee, Nominating/Governance Committee Chair*	5,000
Board of Directors Meetings**	1,500
Board of Directors Special Meetings***	5,000
Committee Meetings	1,500

*	The annual director and committee chair fees are paid quarterly. The Chairman’s annual fee and the Board of Director’s annual fee include four meetings.
**	Additional Board meetings (i.e., those that are not included in annual fee) are compensated at a rate of $1,500 per meeting. The Board held two additional meetings in 2016.
***	The Board held four Special Meetings during 2016.

Stock Compensation

In June 2016, the Compensation Committee authorized a grant of 5,000 shares of non-qualified options to purchase Class A Common Stock to each non-employee director. The options vest equally over three years on the anniversary of the grant date.

Directors Compensation Table

The table below summarizes the compensation paid to our non-employee directors for service on the Board for the year ended December 31, 2016. Mr. Dillahay, our President and Chief Executive Officer, does not receive any compensation for his service on the Board. In addition to the payments below, the Company reimburses directors for reasonable out-of-pocket expenses incurred in connection with attending Board and Board committee meetings.

	Fees Earned	Option Awards*	All Other Compensation**	Total Compensation
James P. Allen	$99,500	$27,700	$15,000	$142,200
Paul V. Lombardi	92,500	27,700	15,000	135,200
Cindy E. Moran***	71,000	27,700	10,000	108,700
Charles K. Narang***	324,500	—	—	324,500
Austin J. Yerks***	77,000	27,700	10,000	114,700
Daniel R. Young	103,500	27,700	50,000	181,200

*	The amounts represent the aggregate fair value of the awards granted during the year ended December 31, 2016, computed in accordance with FASB ASC 718. For a discussion of the valuation of these awards, please refer to Note 16 in the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016.
**	The amounts represent a bonus paid to certain directors in connection with the Chief Executive Officer transition in the fourth quarter of 2016.
***	Includes a payment in the amount of $1,500, as compensation for attending a special meeting of the Compensation Committee.

As of December 31, 2016, each of our directors held options to purchase the following number of shares of our Class A Common Stock:

Aggregate Shares Subject To Outstanding Options*
Charles K. Narang	—
James P. Allen	16,668
Paul V. Lombardi	40,000
Cindy E. Moran	15,000
Austin J. Yerks	25,000
Daniel R. Young	40,000

*	This table includes all of our directors other than Mr. Dillahay, who is a named executive officer and whose compensation is set forth in the Summary Compensation Table.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Dated as of May 1, 2017

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Paul V. Lombardi, Jr., Chairman
James P. Allen
Daniel R. Young

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

Independent Registered Public Accounting Firm For 2017

The Audit Committee has selected the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017. Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by law, by the Bylaws, or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized independent registered public accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual consolidated financial statements for 2016 and 2015 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2016		2015
Deloitte & Touche, LLP Audit Fees (1)	$3,487,679	(3)	$757,000
CohnReznick LLP Audit Fees (2)	—		64,710

(1)	Audit fees principally include those for services related to the annual audit of the consolidated financial statements and controls over financial reporting, and services that are normally provided in connection with regulatory filings or engagements.
(2)	Audit fees related to the required financial audit of the 2014 results of Computech, Inc., acquired by NCI on January 1, 2015.
(3)	This amount represents Deloitte & Touche, LLP’s estimated fees for 2016.

Audit, Audit-Related, Tax, and Other services provided by our independent registered public accounting firm, Deloitte & Touche LLP are subject to a policy of the Company regarding the Pre-Approval of Audit, Audit-Related, Tax, and Other Services. The Audit Committee monitors audit services engagements; reviews such engagements at least quarterly; and approves any changes in the terms, conditions, fees, or scope of such engagements. The Audit Committee has pre-approved certain services, including the following:

•	Services associated with periodic reports and other documents filed with the SEC;

•	Consultations and assistance related to accounting, financial reporting or disclosure matters, and the actual or potential impact of final or proposed rules, standards of interpretation by the SEC, FASB, or other regulatory or standard-setting bodies; and

•	Audit-related services.

The following services require specific pre-approval of the Audit Committee: annual audit services engagement, terms and fees, including required quarterly reviews, and report on internal controls over financial reporting.

In accordance with SEC rules and regulations, the following services will not be provided by the independent registered public accounting firm:

•	Bookkeeping or other services related to the accounting records or financial statements of the Company;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing;

•	Management functions;

•	Human resources;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services; and

•	Expert services unrelated to the audit.

All fees paid for fiscal year 2016 were approved by the Audit Committee.

Each year, the independent registered public accounting firm’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee, and the appointment of the independent registered public accounting firm is presented to the stockholders for ratification. The Audit Committee of the Board believes that the provision of services by Deloitte & Touche LLP is compatible with maintaining such auditor’s independence.

During the course of the year and in accordance with this policy, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law, and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE

OFFICERS

In accordance with the requirements of Section 14A of Exchange Act and the related rules of the SEC, we are providing our stockholders the opportunity to vote on the Say-on-Pay Resolution on an advisory (non-binding) basis, to approve the compensation of our named executive officers as described in this proxy statement in the section titled “Compensation Discussion and Analysis,” beginning on page 21, the compensation tables beginning on page 25 and any related narrative discussion contained in this proxy statement. This proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to attract and retain our named executive officers, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2016 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that the compensation of our named executive officers for fiscal year 2016 was appropriate and reasonable and that our compensation policies and procedures are sound and support the best interests of our company and our stockholders. Additionally, we believe that our compensation policies and procedures are effective in aligning the executives’ long-term interests with those of our stockholders. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Casting a vote on the Say-on-Pay Resolution, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory and non-binding basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

While this vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, we value the opinions of our stockholders and will consider those opinions and the outcome when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE ADVISORY STOCKHOLDER VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act, added under the Dodd-Frank Act, also requires us to provide our stockholders with a separate Frequency of Say-on-Pay Vote. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on the Say-on-Pay Resolution annually, every two years, or every three years. Stockholders also have the option to abstain from voting on this matter.

At our 2011 Annual Meeting of Stockholders, we held our first advisory vote on the Say-on-Pay Resolution, and also held our first Frequency of Say-on-Pay Vote. In keeping with the recommendation of the Board, our stockholders expressed a preference that future Frequency of Say-on-Pay Votes be held every three years, and the Board determined to hold the advisory vote on the Say-on-Pay Resolution every three years.

The Board and the Compensation Committee has determined that an advisory vote on the Say-on-Pay Resolution every three years is the best approach for the Company and our stockholders based on various considerations, including the following:

•	Our compensation program is designed to support long-term value creation incentives and reward performance over multi-year periods, therefore a three-year vote will allow stockholders to better judge the effectiveness of our compensation program;

•	Both the Board and our stockholders will have sufficient time to judge the effectiveness of short-term and long-term compensation policies and practices and how our performance relates to such policies and practices;

•	It will improve the ability of our institutional stockholders to exercise their voting rights in a more deliberate, thoughtful and informed manner;

•	Shareholders are currently able to communicate with us on a consistent and frequent basis in order to express any concerns with our executive compensation policies and practices; and

•	It will allow the Board and our management sufficient time to thoughtfully consider and evaluate stockholder input and implement any appropriate changes to our compensation program.

While this vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board, we value the opinions of our stockholders and will consider those opinions and the outcome when determining how frequently to hold an advisory vote on the Say-on-Pay Resolution. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on the Say-on-Pay Resolution more or less frequently than the option approved by our stockholders. An option — three years, two years or one year — must receive a majority of the votes cast in person or by proxy in order to be deemed advised by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EVERY THREE YEARS FOR THE FREQUENCY OF THE ADVISORY STOCKHOLDER VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

During fiscal year 2016, we entered into a contract to purchase services from Renegade Technologies, Inc. (formerly known as Net Commerce Corporation), a government contractor, which is wholly owned by Mr. Rajiv Narang, the son of Mr. Charles K. Narang, our founder and Chairman. During fiscal year 2016, approximately $1.1 million was paid to Renegade Technologies, Inc. under this contract. As of December 31, 2016, there was $0.1 million due under the contract.

In addition, certain other relatives of Charles K. Narang work for us. In all these cases, the amount of annual compensation paid to each such family member for fiscal year 2016 was less than $120,000.

Related Transaction Approval Policy

The Audit Committee is charged with monitoring and reviewing related party transactions. The Audit Committee has adopted a written policy and procedure for reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

DEADLINE FOR STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8(e), promulgated under the Exchange Act, in order to be included in our 2018 proxy materials, proposals of stockholders intended to be presented at the 2018 Annual Meeting of Stockholders must be received by the Secretary of the Company at our principal executive office at 11730 Plaza American Drive, Suite 700, Reston, Virginia 20190, not later than January 1, 2018. If the stockholder proposal is not intended to be included in our 2018 proxy materials but is still intended to be brought before the 2018 Annual Meeting of Stockholders, under our Bylaws a stockholder must comply with certain procedures. These procedures provide that stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting must do so by notice timely delivered to the Corporate Secretary of the Company not less than 45 days or more than 75 days before the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s Annual Meeting of Stockholders. In the case of proposals for the 2018 Annual Meeting of Stockholders, the Secretary of the Company must receive notice at our principal executive office in Reston, Virginia not earlier than February 19, 2018, and not later than March 21, 2018 (other than proposals intended to be included in the proxy statement and form of proxy, which, as noted above, the Company must receive by January 1, 2018). If the 2017 Annual Meeting of Stockholders is not held within 30 days of the anniversary of the 2016 Annual Meeting of Stockholders, the Corporate Secretary of the Company must receive notice of any proposal at our principal executive office in Reston, Virginia no later than the later of the 90th day before the 2018 Annual Meeting of Stockholders or the 10th day following the day on which the public announcement of the 2018 Annual Meeting of Stockholders was made.

Generally, any such stockholder proposal must comply with all the requirements of Rule 14a-8. In addition, any such proposal must set forth: (i) as to each nominee for director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors under the proxy rules of the SEC; (ii) as to any other business, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of the stockholder (as they appear in the Company’s books) and beneficial owner, (b) the class and number of shares of the Company that are owned beneficially and of record by the stockholder and the beneficial owner, and (c) whether either the stockholder or the beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting stock required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting stock to elect the nominee or nominees.

Management proxies will be authorized to exercise discretionary authority with respect to any stockholder proposal not included in our proxy materials unless (i) assuming the meeting is held within 30 days of the anniversary of the 2017 Annual Meeting of Stockholders, we receive notice of such proposal by the later of the 45th day before such Annual Meeting, and (ii) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met.

ADDITIONAL INFORMATION

Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and certain persons who own more than 10% of our common stock to file with the SEC reports concerning their beneficial ownership of our equity securities. These persons are required to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us from our directors, officers, and greater than 10% beneficial owners, all these reports were filed on a timely basis.

ANNUAL MEETING OF STOCKHOLDERS OF

NCI, INC.

June 15, 2017

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

These proxy materials and our annual report

are available at http://materials.proxyvote.com/62886K

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

20730304000000000000 1	061517

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR DIRECTORS IN PROPOSAL 1,

“FOR” PROPOSALS 2 AND 4, AND “3 YEARS” FOR PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:		NOMINEES: O Paul A. Dillahay O James P. Allen O Paul V. Lombardi O Cindy E. Moran O Charles K. Narang O Austin J. Yerks O Daniel R. Young				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

2.   Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of NCI, Inc. for the year ending December 31, 2017.

3.   Advisory (non-binding) vote to approve the compensation paid to our named executive officers as presented in the Proxy Statement.

						☐ FOR ☐	☐ AGAINST ☐	☐ ABSTAIN ☐
					1 year	2 years	3 years	ABSTAIN
				4. Advisory (non-binding) vote to approve the frequency of the advisory stockholder vote on the compensation paid to our named executive officers.	☐	☐	☐	☐
5. In the proxy’s discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑				The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1 through 4 are fully explained.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0                         ⬛

NCI, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JUNE 15, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of NCI, Inc. hereby appoints Mr. Paul A. Dillahay, his/her true and lawful agent and proxy, with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of NCI, Inc. to be held at NCI’s world headquarters at 11730 Plaza America Drive, Reston, Virginia 20190, on Thursday, June 15, 2017 at 10:00 a.m. local time.

WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP IN PROPOSAL 2; “FOR” THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION IN PROPOSAL 3; AND “3 YEARS” FOR THE ADVISORY VOTE TO APPROVE THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION IN PROPOSAL 4, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXY TO VOTE IN HIS DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛